UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2018

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	001-31560	98-0648577
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

38/39 Fitzwilliam Square Dublin 2, Ireland	N/A
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (353) (1) 234-3136

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(i) On January 23, 2018 (the “Effective Date”), the Board of Directors (the “Board”) of Seagate Technology plc (“Seagate”) appointed Judy Bruner to serve as a director of Seagate. Ms. Bruner has also been appointed to serve on the audit and finance committees of the Board. Ms. Bruner was appointed upon the recommendation of the nominating and corporate governance committee and has been determined by the Board to be an independent director under the listing rules of the Nasdaq Stock Market (the “Nasdaq Listing Rules”). Ms. Bruner will serve until Seagate’s next annual general meeting of shareholders (the “AGM”) when she is expected to stand for election by a vote of Seagate’s shareholders.

Ms. Bruner, 59, currently serves as a director, a member of the audit committee, and the chair of the corporate governance and nominating committee of Applied Materials, Inc., which position she has held since July 2016; she also serves as a director and chair of the audit committee of Varian Medical Systems, Inc., which position she has held since August 2016; she also serves as a director and a member of the audit committee of Rapid7, Inc. since October 2016.

Ms. Bruner was executive vice president of administration and chief financial officer of SanDisk Corporation, from 2004 to 2016. Prior to joining SanDisk as CFO, Ms. Bruner served as a member of SanDisk’s board of directors from 2002 to 2004. From 1999 to 2004, Ms. Bruner served as senior vice president and chief financial officer of Palm, Inc., a provider of handheld computing and communications solutions. Prior to Palm, Ms. Bruner held senior finance roles at 3Com and Ridge Computers, and she began her career at Hewlett-Packard in 1980.

Ms. Bruner holds a bachelor’s degree in economics from University of California, Los Angeles and a master’s degree in business administration from Santa Clara University.

Ms. Bruner will participate in the non-employee director compensation arrangements generally applicable to all Seagate non-employee directors. Under the terms of those arrangements as currently in effect, she will receive, among other things: (i) an annual cash retainer of $100,000 for service on the Board, and (ii) an initial restricted share unit grant equal in number to $275,000 divided by the average closing share price for the quarter prior to the grant and rounded to the nearest whole share, provided, however, that the initial grant shall be prorated on the basis of the number of days between the Effective Date and the AGM. In addition, Ms. Bruner will receive $15,000 per annum for service on the audit committee and $10,000 per annum for service on the finance committee.

In connection with the appointment, Seagate and Ms. Bruner will enter into a deed of indemnity, the form of which was filed with the SEC on July 29, 2010, as Exhibit 10.1 to Seagate’s Current Report on Form 8-K dated July 27, 2010.

(ii) On the Effective Date, the Board also appointed Dylan Haggart to serve as a director of Seagate. Mr. Haggart has also been appointed to serve on the compensation committee of the Board. Mr. Haggart was appointed upon the recommendation of the nominating and corporate governance committee and has been determined by the Board to be an independent director under the Nasdaq Listing Rules. Mr. Haggart will serve until Seagate’s next AGM when he is expected to stand for election by a vote of Seagate’s shareholders.

Mr. Haggart, 31, is a partner at ValueAct Capital, a position he has held since July 2013. Prior to joining ValueAct Capital, Mr. Haggart worked at TPG Capital in the North American buyout group and at Goldman Sachs in the investment banking division.

Mr. Haggart holds a bachelor’s degree in business administration from the Richard Ivey School of Business at the University of Western Ontario.

Mr. Haggart will participate in the non-employee director compensation arrangements generally applicable to all Seagate non-employee directors. Under the terms of those arrangements as currently in effect, he will receive, among other things: (i) an annual cash retainer of $100,000 for service on the Board, and (ii) an initial restricted share unit grant equal in number to $275,000 divided by the average closing share price for the quarter prior to the grant and rounded to the nearest whole share, provided, however, that the initial grant shall be prorated on the basis of the number of days between the Effective Date and the AGM. In addition, Mr. Haggart will receive $10,000 per annum for service on the compensation committee.

In connection with the appointment, Seagate and Mr. Haggart will enter into a deed of indemnity, the form of which was filed with the SEC on July 29, 2010, as Exhibit 10.1 to Seagate’s Current Report on Form 8-K dated July 27, 2010.

There are no arrangements or understandings pursuant to which Ms. Bruner or Mr. Haggart were selected as a director. Neither Ms. Bruner, nor Mr. Haggart has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of Seagate’s press release announcing the appointment of Judy Bruner and Dylan Haggart is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are attached to this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press release, dated January 25, 2018, of Seagate Technology plc entitled “Seagate Appoints Judy Bruner and Dylan Haggart to Board of Directors.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

By:	/s/ DAVID H. MORTON, JR.
Name:	David H. Morton, Jr.
Title:	Executive Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: January 25, 2018